UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2009

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

11201 SE 8th Street, Suite 200 Bellvue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(206) 621-3500
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 27, 2009, we entered into a securities purchase agreement pursuant to which we transferred all of the issued and outstanding membership interests of two of our subsidiaries: AVS Installation Limited Liability Company, or AVS, and Union Labor Force One Limited Liability Company, or ULF, to an individual purchaser.  AVS and ULF operated the system integration, design, build-out and installation aspects of our video solutions business. The purchaser was an employee of AVS. The transfer related solely to our video integration business, and not our video product business.  We did not transfer any assets or intellectual property relating to our Digital Presence product line.

The membership interests were transferred for nominal consideration.  In connection with the transfer, all underlying assets and liabilities were retained by AVS and ULF.  We determined that the total amount of consideration we received, along with strengthening of our balance sheet that we will recognize by the transfer of the liabilities of AVS and ULF to the purchaser as a result of the transfer of the membership interests, represented fair value for the membership interests. In addition, we entered into a separation agreement with Robert Leggio, who served as our General Manager. Mr Leggio was an original founder of AVS will continue to serve as that organization’s chief executive officer.

We completed the disposition of the membership interests, and consequently the assets used in and liabilities arising from the business operations of AVS and ULF, on October 27, 2009. We no longer hold any ownership interest in either of AVS or ULF.

The foregoing summary of the securities purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the securities purchase agreement, a copy of which is attached as an exhibit to this report and incorporated herein by reference.  The securities purchase agreement contains representations and warranties that the parties made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties, the securities purchase agreement is not intended to be a source of factual, business or operational information about any of the parties. The representations and warranties were made as of specific dates, only for purposes of the proposed transaction, and solely for the benefit of the parties to the securities purchase agreement. These representations and warranties may be subject to limitations agreed between the parties, including being qualified by disclosures between the parties. The representations and warranties may have been made to allocate risks among the parties, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the securities purchase agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of these representations and warranties, which may or may not be fully reflected in the parties' public disclosures.

Item 2.01.	Completion of Disposition or Acquisition of Assets.

The information reported under Item 1.01 of this report is incorporated herein by reference.

Item 8.01.	Other Events.

We have outstanding senior secured convertible debentures due June 30, 2014.  The terms of these debentures were amended by an amendment agreement dated May 8, 2009 which we entered into with the holders of those debentures.  Under the terms of our outstanding debentures, as amended, we are required to achieve an Adjusted EBITDA (as such term is defined below) of at least $0.00 or greater on a rolling two-consecutive quarter basis, beginning with the quarter ended June 30, 2009. We did not achieve this target for the quarterly period ending September 30, 2009. We received waivers from the holders of all of these debentures waiving any right to declare a default under the debentures for not achieving this target.

For purposes of our debentures, Adjusted EBITDA means and shall be calculated, for the applicable period, by taking the net income of our company and our consolidated subsidiaries for the applicable period and adding to that amount the sum of the following: (i) any provision for (or less any benefit from) income taxes, plus (ii) any deduction for interest expense, net of interest income, plus (iii) depreciation and amortization expense, plus (iv) non-cash expenses (such as stock-based compensation and warrant compensation), plus (v) expenses related to changes in fair market value of warrant and beneficial conversion features, plus (vi) expenses related to impairment of tangible and intangible assets.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Securities Purchase Agreement between Telanetix, Inc. and Mike Venditte dated October 27, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

November 2, 2009	By:	/s/ J. Paul Quinn
J. Paul Quinn Chief Financial Officer